Exhibit 99.1

FOR RELEASE: IMMEDIATELY	CONTACT:	JAMES E. HURLBUTT
847-446-7500

STEPAN REPORTS THIRD CONSECUTIVE YEAR OF RECORD EARNINGS

NORTHFIELD, Illinois, February 8, 2011 — Stepan Company (NYSE: SCL) today reported record earnings for the fourth quarter and full year ended December 31, 2010.

•	Net income rose 4 percent to $65.4 million for a third record year.

•	Net income, excluding deferred compensation plan expense rose 2 percent for the year and 19 percent for the fourth quarter.

•	Fourth quarter net income, excluding deferred compensation plan expense, rose 19 percent from $9.5 million to $11.4 million.

•

Sales volume rose 5 percent for the year with surfactant volume up 4 percent and polymer volume up 14 percent. Fourth Quarter volume rose 4 percent with surfactant volume up 2 percent and polymer volume up 12 percent.

SUMMARY

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2010	2009	% Change	2010	2009	% Change

Net Sales	$360,788	$310,815	+ 16	$1,431,122	$1,276,382	+ 12

Net Income	$8,491	$8,767	- 3	$65,427	$63,049	+ 4

Net Income Excluding Deferred Compensation*	$11,370	$9,575	+ 19	$67,622	$66,133	+ 2

Earnings per Diluted Share	$0.76	$0.80	- 5	$5.90	$5.84	+ 1

Earnings per Diluted Share Excluding Deferred Compensation	$1.02	$0.87	+ 17	$6.10	$6.13	—

*	See Table II for a discussion of deferred compensation plan accounting.

Net income for the year rose to a record $65.4 million, or $5.90 per diluted share, from $63.0 million, or $5.84 per diluted share, a year ago. Net income for the quarter was $8.5 million, or $0.76 per diluted share, down from $8.8 million, or $0.80 per diluted share in the year ago quarter. “We are pleased to report a third consecutive year of record results,” said F. Quinn Stepan, Jr., President and Chief Executive Officer.

Annual gross profit grew by $2.9 million, or one percent, to reach $236.0 million.

•

Surfactant gross profit declined by $5.2 million, or three percent. Volume grew by four percent. Higher raw material costs and competition led to lower margins, particularly in Europe. Higher manufacturing costs, in large part due to a labor dispute and lockout at our Illinois plant, contributed to the lower gross profit.

•	Polymer gross profit increased $3.7 million, or seven percent, on a 14 percent increase in volume. Volume gains more than offset lower margins.

•	Specialty products gross profit rose by $1.7 million, or 11 percent, due to improved mix of higher margin products.

Total net sales increased 16 percent for the quarter and 12 percent year-to-date.

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2010	2009	% Change	2010	2009	% Change

Net Sales
Surfactants	$266,998	$234,450	+ 14	$1,057,982	$972,647	+ 9
Polymers	84,608	65,572	+ 29	330,416	260,770	+ 27
Specialty Products	9,182	10,793	- 15	42,724	42,965	- 1

Total Net Sales	$360,788	$310,815	+ 16	$1,431,122	$1,276,382	+ 12

The increase in sales was due to higher selling prices and volume.

Percentage Change in Net Sales
Increase (Decrease)	Three Months Ended December 31, 2010	Twelve Months Ended December 31, 2010
Selling Price	+ 13%	+ 7%
Volume	+ 4%	+ 5%
Foreign Translation	- 1%	—

Total	+ 16%	+ 12%

Surfactant gross profit declined $4.6 million, or 12 percent, for the quarter and $5.2 million, or three percent, for the year. Sales volume grew two percent for the quarter and four percent for the year, both of which include first time consolidation of Stepan Philippine volumes. North America volume declined nine percent for the quarter and was flat for the year. Consumer product company demand was down due to lower year end retail sales and inventory reductions at several customers. The decrease in fourth quarter gross profit was due to the reduced North American volume coupled with lower margins. The full year gross profit decline reflects lower margins in Europe and higher manufacturing costs in North America, in part due to a labor dispute that was resolved in August, 2010.

Polymer gross profit rose $4.3 million, or 43 percent, for the quarter and $3.7 million, or seven percent, for the year. Phthalic anhydride (PA) gross profit improvement contributed the majority of the polymer increase due to improved margins and lower manufacturing expenses. PA is used as a plasticizer in automotive, boating and housing, and sales volume is beginning to recover from the recession. Polyol gross profit rose slightly in the fourth quarter versus a year ago, but was down for the full year due to lower margins, particularly in Europe. Polyol sales volume rose 25 percent for the quarter and 20 percent for the full year. Stepan’s polyols are primarily used in new and replacement commercial flat roof insulation, which has seen recovery from the 2009 recession.

Specialty products gross profit declined by $0.7 million, or 17 percent, for the quarter, but rose by $1.7 million, or 11 percent, for the full year. The fourth quarter decrease was the result of lower volumes, whereas the full year improvement was due to improved sales mix of higher margin products for healthcare applications.

OPERATING EXPENSES

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2010	2009	% Change	2010	2009	% Change

Marketing	$10,571	$11,192	- 6	$40,273	$40,434	—
Administrative – General	12,168	12,739	- 4	44,481	44,278	—
Administrative – Deferred Compensation Plan Expense	5,491	1,865	NM	5,020	7,009	NM
Research, development and technical service	8,960	10,145	- 12	38,307	36,494	+ 5

Total	$37,190	$35,941	+ 3	$128,081	$128,215	—

Excluding deferred compensation plan expense, operating expenses declined seven percent for the quarter and rose two percent for the full year. Operating expenses were favorably impacted by lower incentive based compensation expense and lower consulting fees. Research expenditures declined 12 percent for the quarter due to lower product registration costs, while increasing for the full year due to a $1.4 million increase in annual product registration costs under the European REACH program.

PROVISION FOR INCOME TAXES

The effective tax rate for the year was 35.4 percent versus 35.0 percent a year ago. For the fourth quarter, the rate was 29.4 percent versus 31.4 percent in the year ago quarter. The low current quarter tax rate was due to fourth quarter U.S. tax legislation, which retroactively reinstated the research and development tax credit.

BALANCE SHEET

The Company’s net debt level rose by $13.9 million for the quarter and $74.8 million for the year:

($ in millions)

Net Debt	12/31/10	9/30/10	12/31/09
Total Debt	$191.6	$177.5	$104.1
Cash	111.2	111.0	98.5

Net Debt	$80.4	$66.5	$5.6

The increase in debt was attributable to financing recent plant expansions in Brazil and Germany, as well as, acquisitions in Singapore and Poland with long term debt at attractive long term interest rates.

OUTLOOK

In 2010, the Company made significant investments to grow our business in emerging markets, energy and innovation. Our surfactant expansion in Brazil and our new plant in Poland should both contribute profit growth in 2011. Our new Singapore plant will undergo conversion to a methyl ester facility in 2011 and will start production in April, 2012. We remain enthusiastic about the surfactant market for enhanced oil recovery. In 2011, we will continue to invest to scale this business. The continuing recovery of the insulation market should provide growth to our polyol business utilizing the new German capacity available in April, 2011. The Company has a healthy balance sheet and we continue to pursue both organic growth and acquisition opportunities.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the fourth quarter and year end results at 2 p.m. Eastern Time on February 9, 2011. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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table follows

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

Statements of Income

For the Three and Twelve Months Ended December 31, 2010 and 2009

(Unaudited – 000’s Omitted)

	Three Months Ended December 31			Twelve Months Ended December 31
	2010	2009	% Change	2010	2009	% Change

Net Sales	$360,788	$310,815	+ 16	$1,431,122	$1,276,382	+ 12
Cost of Sales	310,269	260,996	+ 19	1,195,144	1,043,279	+ 15

Gross Profit	50,519	49,819	+ 1	235,978	233,103	+ 1

Operating Expenses:
Marketing	10,571	11,192	- 6	40,273	40,434	- —
Administrative	17,659	14,604	+ 21	49,501	51,287	- 3
Research, Development and Technical Services	8,960	10,145	- 12	38,307	36,494	+ 5

	37,190	35,941	+ 3	128,081	128,215	- —

Operating Income	13,329	13,878	- 4	107,897	104,888	+ 3
Other Income (Expense):
Interest, Net	(1,571)	(1,336)	+ 18	(6,341)	(6,271)	+ 1
Loss from Equity in Joint Ventures	(460)	(218)	+ 111	(1,663)	(3,709)	- 55
Other, Net	908	498	+ 82	1,586	2,223	- 29

	(1,123)	(1,056)	+ 6	(6,418)	(7,757)	- 17

Income Before Income Taxes	12,206	12,822	- 5	101,479	97,131	+ 4
Provision for Income Taxes	3,588	4,025	- 11	35,888	34,028	+ 5

Net Income	8,618	8,797	- 2	65,591	63,103	+ 4

Net Income Attributable to Noncontrolling Interests	(127)	(30)	+ 323	(164)	(54)	+ 204

Net Income Attributable to Stepan Company	$8,491	$8,767	- 3	$65,427	$63,049	+ 4

Net Income Per Common Share Attributable to Stepan Company
Basic	$0.81	$0.86	- 6	$6.36	$6.31	+ 1

Diluted	$0.76	$0.80	- 5	$5.90	$5.84	+ 1

Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	10,205	10,037	+ 2	10,163	9,870	+ 3

Diluted	11,148	11,032	+ 1	11,090	10,796	+ 3

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $4.6 million of expense versus expense of $1.3 million last year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Stepan Company common stock are as follows:

	2010				2009
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$76.27	$59.11	$68.43	$55.89	$64.81	$60.08	$44.16	$27.30

The deferred compensation expense income statement impact is summarized below:

	Three Months Ended December 31		Twelve Months Ended December 31
($ in thousands)	2010	2009	2010	2009

Deferred Compensation
Administrative (Expense)	$(5,491)	$(1,865)	$(5,020)	$(7,009)
Other, net – Mutual Fund Gain	847	561	1,479	2,034

Total Pretax	$(4,644)	$(1,304)	$(3,541)	$(4,975)

Total After Tax	$(2,879)	$(808)	$(2,195)	$(3,084)

Reconciliation of non-GAAP net income:

	Three Months Ended December 31		Twelve Months Ended December 31
($ in thousands)	2010	2009	2010	2009

Net income excluding deferred compensation	$11,370	$9,575	$67,622	$66,133
Deferred compensation plan (expense)	(2,879)	(808)	(2,195)	(3,084)

Net income as reported	$8,491	$8,767	$65,427	$63,049

Reconciliation of non-GAAP EPS:

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009

Earnings per diluted share excluding deferred compensation	$1.02	$0.87	$6.10	$6.13
Deferred compensation plan (expense) income	(0.26)	(0.07)	(0.20)	(0.29)

Earnings per diluted share	$0.76	$0.80	$5.90	$5.84

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e. because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the quarter and year ending December 31, 2010:

($ in millions)	Three Months Ended December 31		Increase (Decrease)	(Decrease) Due to Foreign Translation
	2010	2009
Net Sales	$360.8	$310.8	50.0	(4.2)
Gross Profit	50.5	49.8	0.7	(0.3)
Operating Income	13.3	13.9	(0.6)	(0.2)
Pretax Income	12.2	12.8	(0.6)	(0.2)

($ in millions)	Twelve Months Ended December 31		Increase	Increase Due to Foreign Translation
	2010	2009
Net Sales	$1,431.1	$1,276.4	154.7	3.9
Gross Profit	236.0	233.1	2.9	1.4
Operating Income	107.9	104.9	3.0	1.3
Pretax Income	101.5	97.1	4.4	1.1